UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2013

Sara Creek Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	98-0511130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7582 Las Vegas Boulevard South #247 Las Vegas, Nevada	89123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 664-1246

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 15, 2013, Sara Creek Gold Corp. (the “Company”) entered into an Option Agreement (the “Agreement”) with Darren Katic and Charles Moore (collectively the “Sellers”) whereby the Company obtained the option (“Option”) to acquire all of the membership interests in Hawker Energy, LLC, a California limited liability company (“Hawker”) from the Sellers.

The Option is exercisable until December 1, 2013 (unless extended according to specific terms set forth in the Agreement) for a purchase price of 3,000,000 shares of Company common stock, subject to increase as provided below. The consummation of the acquisition of Hawker is subject to the completion of certain closing conditions set forth in the Agreement.

Subject to the consummation of the acquisition of Hawker, Sellers may be entitled to additional shares of the Company’s common stock upon the following terms:

(a)         2,000,000 shares of Company common stock shall be issued to Sellers upon the Company’s or Hawker’s acquisition of California Oil Independents (or certain the oil and gas interests held by it located in the Monroe Swell Field, Monterey, California);
(b)         2,000,000 shares of Company common stock shall be issued to Sellers upon the Company’s or Hawker’s acquisition of a participation in South Coast Oil – Huntington Beach (or the oil and gas interests held by it);
(c)         5,000,000 shares of Company common stock shall be issued to Sellers upon the Company’s or Hawker’s acquisition of the Midway-Sunset Lease oil and gas interests held by Christian Hall (or affiliates); and
(d)         7,000,000 shares of Company common stock shall be issued to Sellers upon the conveyance to the Company or Hawker of certain assets and rights regarding PRC 145.1 Lease held by Rincon Island Limited Partnership or settlement in lieu of such conveyance.

A copy of the Agreement is attached hereto as Exhibit 10.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number
Description

10	Option Agreement dated October 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sara Creek Gold Corp.

Dated:	October 21, 2013

By:	/s/ Kristian Andresen
Kristian Andresen
Chief Executive Officer